Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated May 14, 2021 except for Note 12a as to which the date is September 26, 2021, with respect to the consolidated financial statements of Cellebrite DI Ltd. and its subsidiaries, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ Somekh Chaikin
Member Firm of KPMG International
November 8, 2021
Tel Aviv, Israel